Exhibit 99.1 April 27, 2005 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN ANNOUNCES RECORD FIRST QUARTER EARNINGS PER SHARE AND INCREASES 2005 EARNINGS OUTLOOK

Birmingham, Alabama -- April 27, 2005 -- Vulcan Materials Company (NYSE:VMC) today announced record net earnings of $54 million, or $0.52 per diluted share, compared to $15 million, or $0.14 per diluted share in the prior year. Earnings from continuing operations were $21 million, or $0.21 per diluted share, compared to last year's $0.20 per diluted share. Earnings from discontinued operations were $0.31 per diluted share, compared to a loss of $0.06 per diluted share in the prior year. Net sales from continuing operations were $479 million in the quarter, an increase of 11 percent from the prior year.

During the first quarter, the Company resumed its share repurchase program and repurchased approximately 872,000 shares at an average cost of $56.74 per share in the open market. At the end of the quarter, the number of shares remaining under the current purchase authorization of the Board of Directors was approximately 7.6 million shares.

All results are unaudited.

Commenting on the first quarter results, Don James, Chairman and CEO of Vulcan stated, "Demand for aggregates in our markets is strong. We achieved record first quarter aggregates shipments, despite adverse weather in our two largest markets - California and Georgia. Pricing for aggregates improved significantly and we expect another outstanding year for our Construction Materials business.

"In Chemicals, we continue to realize sharply improved results with the turnaround achieved by this business. In the first quarter, we leveraged the strong demand for our products with improved plant operating efficiency and the benefits of price increases implemented in recent months."

Continuing Operations

Net sales increased 11 percent to $479 million as a result of record aggregates shipments and solid price improvement. Aggregates shipments from legacy operations increased approximately 7 percent and pricing increased over 4 percent from the prior year. Recent acquisitions added another 1 percent in volume growth.

Strong sales and gross profit gains were achieved in markets other than California and Georgia, despite higher costs for diesel. Excluding California and Georgia, which experienced extremely wet weather, sales increased 20 percent and gross profit increased approximately 40 percent. In California, aggregates and asphalt volumes declined 15 and 21 percent, respectively. Aggregates volumes in Georgia declined 6 percent. As a result, gross profits in these two markets were approximately $11 million less than the prior year.

Earnings from continuing operations were $21 million, up slightly from the prior year. Selling, administrative and general expenses increased approximately $7 million due mostly to higher performance-based compensation and pension expense. Other operating expense increased approximately $3 million due to higher environmental accruals and lower gains on the sale of real estate. Lower net interest expense was partially offset by a higher effective tax rate due to higher estimated liabilities for open audit years.

Discontinued Operations

In the first quarter, earnings on discontinued operations, net of tax, were $33 million, an increase of $39 million from the prior year. Pricing for most products was higher compared to both the prior quarter and the first quarter of 2004 - particularly for caustic soda, which showed a dramatic increase from the low levels realized in the first quarter of last year. Higher volumes and plant operating efficiencies more than offset increased costs for natural gas and key raw materials.

Outlook

Mr. James stated, "We are very optimistic regarding Vulcan's opportunities for earnings growth in 2005. Overall demand in our markets is strong. Pricing for aggregates continues to improve and the pricing gains in the first quarter should set the stage for another solid year. As we have indicated previously, first quarter results are extremely sensitive to weather conditions, as was reflected in the volume declines we experienced in California and Georgia.

"Aggregates pricing should increase approximately 4 to 5 percent for the full year, and we believe volume growth will be at the high end of our previous guidance of 2 to 4 percent. Our outlook for demand through the remainder of the year is based on residential construction remaining at high levels and a continuation of the modest recovery underway in private nonresidential construction. As a result of the current year federal appropriation, we expect highway spending to increase even without the passage of a new multi-year federal highway bill. However, the passage of a new bill will help state DOT's move forward with significant new projects and provide underlying stability in highway spending for the coming years.

"On the cost side, higher unit costs for diesel and liquid asphalt are expected to continue. Healthcare costs are expected to increase year-over-year, but the rate of increase should slow due to the changes we implemented last year in our plans.

"As a result, we are raising our full year guidance for continuing operations to $2.95 to $3.20 per diluted share for the year. In the second quarter, we expect to earn $0.90 to $1.00 per diluted share from continuing operations.

"Earnings growth in our Construction Materials business for 2005 should lead to another strong year of operating cash flows. We are focused on using this cash to add value for our shareholders. This will come from investing in plant improvement projects with high rates of returns, investing in acquisitions, such as the recently completed New West acquisition in Arizona, increasing dividends, and repurchasing shares. Our new quarterly dividend represents an 11.5 percent increase over quarterly dividends paid in 2004 and marks the 13th year in a row we have raised dividends to our shareholders. During the first quarter, we resumed our share repurchase program and we plan to continue to purchase shares depending on market conditions and investment opportunities.

"Subject to regulatory approval, we anticipate the completion of the sale of our Chemicals business around mid-year. Earnings from discontinued operations and for the Company as a whole in the second quarter will depend upon the timing of the completion of the Chemicals sale. Assuming a mid-year closing, we expect to earn approximately $0.30 to $0.40 per diluted share from discontinued operations in the second quarter.

"As previously disclosed, proceeds from the sale of the business will include cash at closing and two contingent earn-out payments. We currently expect the initial payment at closing will result in net cash proceeds to Vulcan of approximately $155 million, after taxes, transaction costs and the cost of acquiring the remainder of the joint venture. Twelve months after the close, ECU earn-out payments will begin based on CMAI Chlor-Alkali Market Reports for ECU values and an index for natural gas prices. An ECU earn-out payment example is attached to this press release as Attachment A - ECU Earn-Out Calculation. The second contingent earn-out payment is based on the market performance of our 5CP product through 2012. We currently estimate undiscounted 5CP earn-outs of approximately $50 million over the life of the earn-out, with annual payments beginning the first quarter of 2006."

Conference Call

Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CDT on April 28, 2005. Investors and other interested parties may access the teleconference live by calling (800) 901-5259 or via the Internet through Vulcan's home page at vulcanmaterials.com. For international calls, dial (617) 786-4514. The access code is 50952390.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the completion of the sale of the Company's Chemicals business unit; the timing and amount, if any, of the payments to be received by the Company under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business unit; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements.

Attachment A - ECU Earn-Out Calculation

The ECU earn-out is based upon the following two variables:

(1)     The twelve-month average of the low end of the range for U.S. ECU contract prices as published in the CMAI month-end Chlor-Alkali Market Report. The low end of the range has averaged 90% of the ECU contract average price over the past ten years.

(2)     The twelve-month average of the spot natural gas prices for the South Louisiana Henry Hub.

The proceeds under the ECU earn-out are capped at a cumulative $150 million over the five-year life of the earn-out.

Under the terms of the asset purchase agreement, if during the first year of the earn-out the average ECU contract low price was $600 and the average spot price for natural gas was $6 per mmbtu, the first year proceeds would be $83 million.

ECU Price	Annual ECU Earn-Out Proceeds ($Millions)
$700	127	122	118	113	109
$650	109	105	100	96	91
$600	92	87	83	78	74
$550	74	70	65	61	56
$500	57	52	48	43	39

	$4	$5	$6	$7	$8
	Average Spot Price for Natural Gas ($/mmbtu)

Note: The above table is for illustrative purposes only and does not contemplate the full range of possible values. Actual future results may vary materially from the calculated values above. The Company assumes no duty to update this table.

A $10 increase or decrease in the average ECU price would result in a $3.5 million increase or decrease in the annual earn-out proceeds, respectively.

A $1 per mmbtu increase or decrease in the average natural gas price would result in a $4.5 million decrease or increase in the annual earn-out proceeds, respectively.

TABLE A
Vulcan Materials Company and Subsidiary Companies Consolidated Statements of Earnings (Condensed and unaudited)	(Amounts in thousands, except per share data) Three Months Ended March 31
	2005	2004
Net sales	$479,400	$431,883
Delivery revenues	49,216	42,516
Total revenues	528,616	474,399
Cost of goods sold	387,167	347,978
Delivery costs	49,216	42,516
Cost of revenues	436,383	390,494
Gross profit	92,233	83,905
Selling, administrative and general expenses	51,436	44,487
Other operating expense (income), net	3,029	(268)
Other income, net	1,556	1,996
Earnings from continuing operations before interest and income taxes	39,324	41,682
Interest income	2,487	1,537
Interest expense	9,258	12,951
Earnings from continuing operations before income taxes	32,553	30,268
Provision for income taxes	11,119	9,595
Earnings from continuing operations	21,434	20,673
Earnings (loss) on discontinued operations, net of tax	32,917	(5,678)
Net earnings	$54,351	$14,995
Basic earnings (loss) per share:
Earnings from continuing operations	$0.21	$0.20
Discontinued operations	0.32	(0.05)
Net earnings per share	$0.53	$0.15
Diluted earnings (loss) per share:
Earnings from continuing operations	$0.21	$0.20
Discontinued operations	0.31	(0.06)
Net earnings per share	$0.52	$0.14
Weighted-average common shares outstanding:
Basic	102,935	102,188
Assuming dilution	104,612	103,425
Cash dividends per share of common stock	$0.290	$0.260
Depreciation, depletion, accretion and amortization from continuing operations	$52,351	$51,668
Effective tax rate	34.2%	31.7%

TABLE B
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	March 31 2005	December 31 2004	March 31 2004
Assets
Cash and cash equivalents	$271,552	$271,450	$374,092
Medium-term investments	126,415	179,210	62,895
Accounts and notes receivable:
Accounts and notes receivable, gross	295,949	286,809	361,030
Less: Allowance for doubtful accounts	(5,157)	(5,196)	(8,434)
Accounts and notes receivable, net	290,792	281,613	352,596
Inventories:
Finished products	173,625	158,350	184,478
Raw materials	6,968	6,512	7,274
Products in process	1,312	937	908
Operating supplies and other	13,438	11,385	38,288
Inventories	195,343	177,184	230,948
Deferred income taxes	34,825	34,433	35,156
Prepaid expenses	15,981	15,846	16,674
Assets held for sale	475,536	458,223	-
Total current assets	1,410,444	1,417,959	1,072,361
Investments and long-term receivables	7,122	7,226	20,940
Property, plant and equipment:
Property, plant and equipment, cost	3,330,134	3,264,193	4,155,101
Less: Reserve for depreciation, depletion and amortization	(1,761,268)	(1,727,700)	(2,268,158)
Property, plant and equipment, net	1,568,866	1,536,493	1,886,943
Goodwill	616,341	600,181	579,817
Other assets	110,758	103,274	96,200
Total	$3,713,531	$3,665,133	$3,656,261
Liabilities and Shareholders' Equity
Current maturities of LTD	$242,560	$3,226	$249,621
Notes payable	-	-	22,000
Trade payables and accruals	122,966	95,312	143,698
Other current liabilities	167,591	139,716	128,544
Liabilities of assets held for sale	186,135	188,435	-
Total current liabilities	719,252	426,689	543,863
Long-term debt	364,151	604,522	609,148
Deferred income taxes	345,386	348,613	352,069
Other noncurrent liabilities	283,669	271,334	258,263
Minority interest	-	-	91,177
Shareholders' equity	2,001,073	2,013,975	1,801,741
Total	$3,713,531	$3,665,133	$3,656,261

	TABLE C
Vulcan Materials Company and Subsidiary Companies Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Three Months Ended March 31
	2005	2004
Operating Activities
Net earnings	$54,351	$14,995
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	52,661	63,494
Net gain on disposal of property, plant, and equipment	(1,193)	(2,401)
Increase in assets before effects of business acquisitions	(42,581)	(9,648)
Increase in liabilities before effects of business acquisitions	42,880	21,650
Other, net	(3,771)	5,924
Net cash provided by operating activities	102,347	94,014
Investing Activities
Purchases of property, plant and equipment	(45,205)	(41,919)
Proceeds from sale of property, plant and equipment	1,481	5,106
Payment for businesses acquired, net of acquired cash	(47,301)	(14,388)
Purchases of medium-term investments	(61,600)	(86,728)
Proceeds from sales and maturities of medium-term investments	114,395	297,727
Change in investments and long-term receivables	284	145
Net cash (used for) provided by investing activities	(37,946)	159,943
Financing Activities
Net payments - commercial paper and bank lines of credit	-	(7,000)
Payment of short-term debt and current maturities	(489)	(477)
Payment of long-term debt	-	(24)
Purchases of common stock	(49,482)	-
Dividends paid	(29,839)	(26,520)
Proceeds from exercise of stock options	9,376	6,573
Other, net	6,135	(186)
Net cash used for financing activities	(64,299)	(27,634)
Net increase in cash and cash equivalents	102	226,323
Cash and cash equivalents at beginning of period	271,450	147,769
Cash and cash equivalents at end of period	$271,552	$374,092

TABLE D

Notes to Condensed Consolidated Financial Statements

1.  Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below (amounts in thousands):

	2005	2004
Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$7,418	$7,609
Income taxes	10,021	1,239